EXHIBIT 10.1

CONFIDENTIAL SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is entered into between Advanced Medical Optics, Inc., and all of its Affiliates and successors-in-interest, on the one hand (“AMO”) and Alcon, Inc., Alcon Laboratories, Inc., Alcon Manufacturing, Ltd., and all of their Affiliates and successors in-interest, on the other hand (“Alcon”) (collectively with AMO, “the Parties”) as of June 30, 2006 (“Effective Date”).

WHEREAS, certain of the Parties are presently engaged in litigation involving patent infringement and other claims in Advanced Medical Optics, Inc. v. Alcon Laboratories, Inc., et al., No. 03-1095-KAJ (D. Del.), on appeal as Advanced Medical Optics, Inc. v. Alcon Laboratories, Inc., et al., Nos. 06-1212 and 06-1248 (Fed. Cir.) (“the Delaware Litigation”); Alcon Laboratories, Inc. v. Advanced Medical Optics, Inc., No. 4-04-CV-080Y (D.C. Tex.) (“the Ft. Worth I Litigation”); Alcon Laboratories, Inc. v. Advanced Medical Optics, Inc., No. 4-05CV-496-A (N.D. Tex.) (“the Ft. Worth II Litigation”); and Alcon Laboratories, Inc. v. Advanced Medical Optics, Inc., No. 3-05-CV-1823-L (N.D. Tex.) (“the Dallas Litigation”) (collectively “the Litigation”); and

WHEREAS, a non-final judgment in favor of AMO was entered in the Delaware Litigation, but a motion for new trial remains pending and the appeals from said judgment are presently deactivated; and

WHEREAS, the other Litigation actions are still involved in pre-trial proceedings; and

CONFIDENTIAL SETTLEMENT AGREEMENT

ALCON MFG. LTD. /ALCON LAB., INC. & ADVANCED MEDICAL OPTICS, INC.

WHEREAS, recognizing the expense, time, and risk associated with continued litigation, the Parties have agreed to settle the Litigation, without any party admitting liability to any other party, on the terms and conditions set forth in this Agreement; and

WHEREAS, the Parties intend to resolve all patent infringement or other lawsuits between them that have been or could have been brought, based upon their phacoemulsification products as made, used and sold on or before the Effective Date of this Agreement;

NOW, THEREFORE, in consideration of the recitals stated above, and the agreements and promises set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

I.              Definitions

1.0.         The following capitalized terms used in this Agreement shall have the meanings set forth below:

1.1.         “Alcon Products” shall mean any phacoemulsification surgical equipment as made, used, sold, offered for sale, leased, licensed, imported, or otherwise disposed of by or on behalf of Alcon or any of its predecessors in interest, and commercially available to end users on or before the Effective Date (including units of such equipment actually made, used, sold, offered for sale, leased, licensed, imported or otherwise disposed of after the Effective Date), whether under a trademark or service mark owned or licensed by Alcon or otherwise, including without limitation: phacoemulsification or multifunctional consoles and carts; IV poles, pole extenders and hangers; hand pieces; accessories and consumables (including without limitation cassettes, tubing sets, hand piece tips, and infusion sleeves, but not including intraocular lenses, irrigation fluids or viscoelastic materials).  Alcon Products specifically include the Universal, Universal II, Series 10,000, Legacy, Legacy Advantec, Legacy Everest, and Infiniti phacoemulsification systems as commercially available to end users on or before the Effective Date.

1.2.         “AMO Products” shall mean any phacoemulsification surgical equipment as made, used, sold, offered for sale, leased, licensed, imported, or otherwise disposed of by or on behalf of AMO or any of its predecessors in interest, and commercially available to end users on or before the Effective Date (including units of such equipment actually made, used, sold, offered for sale, leased, licensed, imported, or otherwise disposed of after the Effective Date), whether under a trademark or service mark owned or licensed by AMO or otherwise, including without limitation: phacoemulsification or multifunctional consoles and carts; IV poles, pole extenders and hangers; hand pieces; accessories and consumables (including without limitation cassettes, tubing sets, hand piece tips, and infusion sleeves, but not including intraocular lenses, irrigation fluids or viscoelastic materials).  AMO Products specifically include the Prestige, Sovereign, Sovereign Compact, Diplomate, Diplomax, and Diplomax II phacoemulsification systems as commercially available to end users on or before the Effective Date.

1.3.         “Alcon Patents” shall mean (i) all issued United States patents owned by Alcon as of the Effective Date or for which Alcon has the right, without the consent of third parties, to grant sublicenses as of the Effective Date, (ii) all United States patent applications owned by Alcon as of the Effective Date or for which Alcon has the right, without the consent of third parties, to grant sublicenses as of the Effective Date, and all United States patents that may issue therefrom after the Effective Date, (iii) all divisionals, continuations, continuations-in-part, reissues or reexaminations of any of the foregoing United States patents or United States patent applications, even if filed, requested and/or issued after the Effective Date, and (iv) any foreign counterpart of any of the foregoing United States patents or United States patent applications, including divisionals, continuations, continuations-in-part, reissues or reexaminations thereof.

1.4.         “AMO Patents” shall mean (i) all issued United States patents owned by AMO as of the Effective Date or for which AMO has the right, without the consent of third parties, to grant sublicenses as of the Effective Date, (ii) all United States patent applications owned by AMO as of the Effective Date or for which AMO has the right, without the consent of third parties, to grant sublicenses as of the Effective Date, and all United States patents that may issue therefrom after the Effective Date, (iii) all divisionals, continuations, continuations-in-part, reissues or reexaminations of any of the foregoing United States patents or United States patent applications, even if filed, requested and/or issued after the Effective Date, and (iv) any foreign counterpart of any of the foregoing United States patents or United States patent applications, including divisionals, continuations, continuations-in-part, reissues or reexaminations thereof.

1.5          “Affiliate” shall mean, when used in conjunction with the name of a party to this Agreement, all entities, now or hereafter, controlling, controlled by, or under common control with, the party and for these purposes, “control” (and its correlative meaning, “controlling,” “controlled by,” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the entity in question (whether through majority ownership of voting securities or other ownership interests or by agreement, including without limitation partnership or management agreements).

1.6          “Commercially available to end users”, even though not capitalized, shall mean that a consumer of phacoemulsification surgical equipment could have ordered and obtained delivery of a product and/or the Feature in question, subject only to normal inventory and installation limitations.  Products and/or Features that are only available to end users in proto-types, for clinical testing or evaluation, or for product development purposes and products and/or Features that are available only under confidentiality agreements or pursuant to a consulting relationship between the consumer and the supplier are not “commercially available to end users.”

II.            Release and Dismissal of the Litigation

2.1.         Dismissal.  Within five (5) business days of the execution of this Agreement by all Parties, the Parties shall file, in the respective district courts in each of the Ft. Worth I Litigation, the Ft. Worth II Litigation, and the Dallas Litigation, a mutually agreed upon stipulation of dismissal of all of Alcon’s claims and all of AMO’s counterclaims, with prejudice and without costs.  Within ten (10) days of the entry of an order granting the motion to vacate described in paragraph 2.2 below, the Parties shall file a mutually agreed upon stipulation of dismissal with prejudice and without costs in the district court in the Delaware Litigation and in Appeal Nos. 06-1212 and 06-1248 in the U.S. Court of Appeals for the Federal Circuit.

2.2.         Vacating Delaware Judgment.  Within five (5) business days of AMO’s receipt of the payment specified in paragraph 4.1 below, AMO shall file a mutually agreed upon motion to vacate and declare moot the judgment and injunction in the Delaware Litigation.  AMO agrees that it shall not thereafter seek to collect from Alcon at any time any amounts due AMO as a result of the judgment entered in the Delaware Litigation, whether damages, interest, enhanced damages, costs, attorney’s fees, or otherwise, and shall not seek any further temporary or permanent injunctive relief as a result of the Delaware Litigation.  In the event that the court in the Delaware Litigation denies the motion to vacate or, within thirty (30) days of filing the court fails to decide said motion, the Parties shall file a mutually agreed upon stipulation of dismissal with prejudice and without costs and a satisfaction of judgment in the district court in the Delaware Litigation, and a stipulation of dismissal with prejudice and without costs in Appeal Nos. 06-1212 and 06-1248 in the U.S. Court of Appeals for the Federal Circuit.  AMO further agrees that any claims against Alcon based on the judgment entered in the Delaware Litigation are forever released and waived.

2.3.         Release by Alcon.  In consideration of the value provided by AMO hereunder, Alcon, on behalf of itself, its shareholders, officers, directors, employees, predecessors, successors, and assigns, hereby irrevocably releases AMO and its shareholders, officers, directors, employees, customers, licensees, distributors, third party manufacturers and the end users of any AMO Products, from any and all claims, counterclaims, actions, causes of action (derivative or direct), known or unknown, accrued or unaccrued, suspected or unsuspected, whether at law, in equity, or both, and whether for infringement of a patent identified in paragraph 1.3, above, or otherwise, which have been, could have been, or could in the future be asserted with respect to any AMO Products made, sold, on sale, offered for sale, leased, or otherwise distributed or offered for distribution from the beginning of time up to and including the Effective Date, and from any claims or rights to compensation, damages, costs, expenses or fees (including attorneys’ fees) of any kind or description relating thereto, except as specifically set forth in this Agreement.  The releases of this paragraph 2.3 also apply to Allergan, Inc. but only to the extent a claim or cause of action would be released under this paragraph 2.3 if made against AMO, and such claim or cause of action arises from the Phacoemulsification Equipment (as defined in paragraph 3.5.6 below) business of Allergan, Inc. prior to the spin-off of AMO from Allergan, Inc.

2.4.         Release by AMO.  Upon receipt of the payment by Alcon provided herein, and in consideration of this and the other value provided by Alcon hereunder, AMO, on behalf of itself, its shareholders, officers, directors, employees, predecessors, successors, and assigns, hereby irrevocably releases Alcon, its predecessors, and their shareholders, officers, directors, employees, customers, licensees, distributors, third party manufacturers and the end users of any Alcon Products, from any and all claims, counterclaims, actions, causes of action (derivative or direct), known or unknown, accrued or unaccrued, suspected or unsuspected, whether at law, in equity, or both, and whether for infringement of a patent identified in paragraph 1.4, above, or otherwise, which have been, could have been, or could in the future be asserted with respect to any Alcon Products made, sold, on sale, offered for sale, leased, or otherwise distributed or offered for distribution from the beginning of time up to and including the Effective Date, and from any claims or rights to compensation, damages, costs, expenses or fees (including attorneys’ fees) of any kind or description relating thereto, except as specifically set forth in this Agreement.

2.5.         Global Scope.  The releases set forth in paragraphs 2.3 and 2.4, above, are global in scope and shall be applied and enforced beyond the territorial boundaries of the United States to the Parties’ activities anywhere in the world.

2.6          Express Reservation of Rights.  Notwithstanding any of the other provisions of this Agreement, including the releases set forth in paragraphs 2.3 and 2.4 above, each party expressly reserves the right, in the event that such party is accused of patent infringement in any future litigation, to challenge, on any basis, the validity, enforceability or claimed infringement of the patent or patents asserted against such party, including without limitation the Alcon Patents, the AMO Patents, and any patents the Parties may own in the future.

2.7          Express Waiver of Laws Limiting General Releases.  The Parties understand the significance of and, as further consideration for this Agreement, expressly waive any right or benefit that may be available under Section 1542 of the California Civil Code or any similar laws.  Section 1542 of the California Civil Code provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

III.           Covenants Not to Sue, Cross-Licenses, Enforcement and Additional Licenses

3.1.         Alcon’s Covenants Not to Sue.  Alcon hereby covenants not to sue AMO under any of the patents asserted by Alcon in the Ft. Worth I Litigation, the Ft. Worth II Litigation and the Dallas Litigation at any time after the Effective Date.  Alcon further covenants not to sue AMO’s customers, licensees, distributors, resellers, or the end users of any AMO Products under any of the patents asserted by Alcon in the Ft. Worth I Litigation, the Ft. Worth II Litigation and the Dallas Litigation at any time after the Effective Date.  Alcon further covenants not to sue AMO on any claim of patent infringement, breach or misappropriation of any trade secret, or any other intellectual property rights (excluding copyright and trademark) based upon the manufacture, use, sale, offer for sale, lease, license, importation, or other disposal of the AMO Products, whether the intellectual property rights to support such a claim are now owned or hereafter acquired by Alcon.

3.2.         AMO’s Covenants Not to Sue.  AMO hereby covenants not to sue Alcon under any of the patents asserted by AMO in the Delaware Litigation at any time after the Effective Date.  AMO further covenants not to sue Alcon’s customers, licensees, distributors, resellers, or the end users of any Alcon Products under any of the patents asserted by AMO in the Delaware Litigation at any time after the Effective Date.  AMO further covenants not to sue Alcon on any claim of patent infringement, breach or misappropriation of any trade secret, or any other intellectual property rights (excluding copyright and trademark) based upon the manufacture, use, sale, offer for sale, lease, license, importation, or other disposal of the Alcon Products, whether the intellectual property rights to support such a claim are now owned or hereafter acquired by AMO.

3.3          License to AMO.  Alcon hereby grants to AMO a nonexclusive, fully paid up, global license, with no right to sublicense, under all Alcon Patents, to make, have made, use, sell, offer for sale and import: 1) any AMO Product, and 2) any Phacoemulsification Equipment sold by or on behalf of AMO after the Effective Date to the extent that such equipment includes one or more Existing Features of AMO Products and/or one or more Additional Features other than Non-Licensed Additional AMO Features.

3.4          License to Alcon.  AMO grants to Alcon a nonexclusive, fully paid up, global license, with no right to sublicense, under all AMO Patents, to make, have made, use, sell, offer for sale and import: 1) any Alcon Product, and 2) any Phacoemulsification Equipment sold by or on behalf of Alcon after the Effective Date to the extent that such equipment includes one or more Existing Features of Alcon Products and/or one or more Additional Features other than Non-Licensed Additional Alcon Features.

3.5          Definitions Specific to Licensing Provisions.  As used in this Agreement, the following capitalized terms shall have the meanings set forth below:

3.5.1                   “Feature” means any function or structural design/configuration; any mechanism; any informational, operational or performance capability; and/or any software or firmware.

3.5.2                   “Existing Feature” means any Feature that is or was commercially available to end users on or before the Effective Date.

3.5.3                   “Additional Feature” means any Feature, including a modified Existing Feature, that is not an Existing Feature.

3.5.4                   “Non-Licensed Additional AMO Feature” means an Additional Feature on AMO Phacoemulsification Equipment that can in good faith be asserted to infringe a claim of an issued Alcon Patent or a claim of any other issued patent owned or exclusively licensed by Alcon, where such patent claim cannot reasonably be or could not reasonably have been asserted against any of the Existing Features or any combination of the Existing Features of the AMO Products.

3.5.5                   “Non-Licensed Additional Alcon Feature” means an Additional Feature on Alcon Phacoemulsification Equipment that can in good faith be asserted to infringe a claim of an issued AMO Patent or a claim of any other issued patent owned or exclusively licensed by AMO, where such patent claim cannot reasonably be or could not reasonably have been asserted against any of the Existing Features or any combination of the Existing Features of the Alcon Products.

3.5.6                   “Phacoemulsification Equipment” means surgical equipment for use in performing phacoemulsification surgery including without limitation: phacoemulsification or multifunctional consoles and carts, IV poles and pole extenders, handpieces, accessories and consumables including without limitation cassettes, tubing sets, tips, and sleeves; but not including intraocular lenses, irrigation fluids or viscoelastic materials.

3.6          Burden of Proof.  In any dispute between the Parties, the party asserting that its product had an Existing Feature as defined in paragraph 3.5.2 above shall bear the burden of proving by a preponderance of the evidence that the Feature qualifies as an Existing Feature, and the party asserting infringement shall have the burden of proving by a preponderance of the evidence that a Feature qualifies as a Non-Licensed Additional Feature as defined in paragraph 3.5.4 or 3.5.5 above.

3.7          No Patent Assignment.  Nothing in this Agreement is intended to nor shall it constitute an assignment of any ownership rights in the Alcon Patents to AMO, or assignment of any ownership rights in the AMO Patents to Alcon.  Alcon shall not have any right to sue third parties for infringement of the AMO Patents, nor shall AMO have any right to sue third parties for infringement of the Alcon Patents.  The Parties understand and agree that they are not required to record the licenses granted under paragraphs 3.3 or 3.4 in any public or governmental register in the United States or any foreign country, and shall not do so.

3.8          Enforcement.  Each party shall make its own independent judgment whether or not to enforce against any third party any of its patents licensed under this Agreement in court, by license, or otherwise, and no party has any obligation to the other party to cooperate in such effort of another party.  Any request for such cooperation shall be made to the General Counsel (or other in-house attorney designated to receive notices under this Agreement) of the party to whom the request is made.

3.9          Additional Licenses.  Each party retains full discretion to grant additional licenses under its own patents to third parties without consultation with the other party.  Nothing in this Agreement shall preclude a party from granting such licenses under its own patents.

IV.           Payment

4.1.         Alcon’s Payment.  Alcon shall pay AMO one hundred and twenty-one million dollars ($121,000,000.00) in United States currency within ten (10) business days of the execution of this Agreement by all Parties.  Payment shall be made by wire transfer to the following account and in accordance with the following instructions:

Bank Name:

ABA:

SWIFT:

Account Name:

Acct. No.:

The payment specified in this paragraph 4.1 shall be in full satisfaction of the rights surrendered by AMO in vacating the judgment and in junction entered in the Delaware Litigation and in consideration of the dismissals of the claims and counterclaims set forth in paragraphs 2.1 and 2.2 above.  No other payment will be made by either party to the other party at any time hereafter in connection with the Litigation.

4.2          Other Consideration.  Alcon shall grant AMO the rights and covenants conveyed in this Agreement in consideration for those rights and covenants AMO conveys to Alcon in this Agreement.  The Parties acknowledge the sufficiency of the consideration exchanged under this Agreement.

V.            Representations and Warranties

5.1.         AMO Representations and Warranties.  AMO represents and warrants to Alcon that (a) it has all requisite legal right, power and authority to execute, deliver and perform this Agreement; (b) it owns, or owns the exclusive right to assert, the AMO Patents applicable to Alcon Products, and that no other party owns any right to recover for infringement of the AMO Patents applicable to Alcon Products; (c) all named inventors of any of the AMO Patents applicable to Alcon Products have retained no rights (including without limitation rights to sue and rights of reversion) in such patents that would permit them to make a claim against Alcon; (d) it has not granted and will not grant any licenses or other rights, under the AMO Patents or otherwise, that would conflict with the licenses and rights granted to Alcon hereunder or prevent Alcon’s exercise of these licenses and rights; and (e) from March 21, 2006 to the date of execution of this Agreement by all Parties, AMO has not added to or modified the AMO Products to make new functions or performance capabilities commercially available to end users.  AMO represents and warrants that there are no liens, conveyances, mortgages, assignments, encumbrances, or other agreements that would prevent or impair the full and complete exercise of the terms of this Agreement.

5.2.         Alcon Representations and Warranties.  Alcon represents and warrants to AMO that (a) it has all requisite legal right, power and authority to execute, deliver and perform this Agreement; (b) it owns, or owns the exclusive right to assert, the Alcon Patents applicable to AMO Products, and that no other party owns any right to recover for infringement of the Alcon Patents applicable to AMO Products; (c) all named inventors of any of the Alcon Patents applicable to AMO Products have retained no rights (including without limitation rights to sue and rights of reversion) in such patents that would permit them to make a claim against AMO; (d) it has not granted and will not grant any licenses or other rights, under the Alcon Patents or otherwise, that would conflict with the licenses and rights granted to AMO hereunder or prevent AMO’s exercise of these licenses and rights; and (e) from March 21, 2006 to the date of execution of this Agreement by all Parties, Alcon has not added to or modified the Alcon Products to make new functions or performance capabilities commercially available to end users.  Alcon represents and warrants that there are no liens, conveyances, mortgages, assignments, encumbrances, or other agreements that would prevent or impair the full and complete exercise of the terms of this Agreement.

5.3          Indemnification for Breach of Representations and Warranties.  In the event of a material breach of any of the representations and warranties under this Section V, the party harmed by such breach shall be indemnified and held harmless by the party giving the representations or warranties from and against all claims, costs, attorneys’ fees and other expenses brought against or incurred by said harmed party as a consequence of such breach.  If any party becomes aware that it is in breach of paragraph 5.1 (b) or (c) or 5.2 (b) or (c) that is not material to the licenses and other rights granted under this Agreement (e.g. failure to perfect title in or an assignment of a patent that is not relevant to any Existing Feature of the products of the licensed party), the party making the representation or warranty causing said technical breach shall promptly cure said breach.  A party that becomes aware of such a non-material breach by the other shall give notice in accordance with paragraph 8.2 and a reasonable opportunity to cure before initiating dispute resolution under Section VII of this Agreement.  Any demand for indemnification under this paragraph 5.3 shall be subject to the provisions of Section VII (Future Dispute Resolution) of this Agreement.

5.4          Assurance of Cooperation to Implement Agreement.  AMO and Alcon each agree to promptly execute and deliver at no additional cost to the other such additional releases, agreements, instruments or other documents as may be required to ensure that neither party has any past, current or future liability satisfied or released by this Agreement and as otherwise reasonably necessary to give effect to this Agreement.

VI.           Term and Termination

6.1.         Effective Date.  This Agreement shall remain in effect until the expiration of the last of the AMO Patents and Alcon Patents or the expiration of any claims within the scope of paragraphs 3.3 and 3.4, above, whichever is later, unless earlier terminated pursuant to paragraph 6.2 below.

6.2.         Termination.  This Agreement may only be terminated upon the mutual written agreement of the Parties.

6.3.         Survival.  The provisions of paragraphs 2.3, 2.4, 2.5, 2.6 and 2.7 of Section II, paragraphs 3.1, 3.2, 3.6, 3.7, 3.8 and 3.9 of Section III, Section V, paragraph 6.3 of Section VI, and Section VIII shall survive any termination of this Agreement.

VII.         Future Dispute Resolution

7.1.         CEO Discussions.  Before initiating any litigation, the Parties shall endeavor to amicably resolve any dispute arising out of this Agreement or any other dispute pertaining to the respective businesses of the Parties.  Before initiating any litigation arising out of or related in any way to this Agreement, to the AMO Patents or the Alcon Patents, to the AMO Products or the Alcon Products, or otherwise arising out of the business activities of the Parties, the Parties agree that the Chief Executive Officer of the party that proposes to initiate litigation (the “Initiating Party”) shall contact the Chief Executive Officer of the other party to attempt to resolve any dispute informally without resort to litigation, contemporaneously with or before giving any written notice of the existence of a dispute.  The Chief Executive Officers may resolve the dispute themselves, or may designate other representatives to discuss and attempt in good faith to resolve the dispute.  Each party shall work diligently to address the concerns raised by the other, and in any event shall attempt to resolve the dispute within twenty-one (21) days of being notified in writing of the existence of a dispute, or such other length of time as the Parties may both agree upon in writing.

7.2.         Mediation.  In the event that the Parties are not able to resolve their dispute pursuant to and within the time provided by paragraph 7.1 above, the Parties agree that before initiating any litigation against each other, the Parties shall submit any disputes to non-binding mediation in Chicago, Illinois with a mutually acceptable mediator; provided, however, that the Parties’ obligations to mediate shall not prejudice any party’s right to seek injunctive relief from an appropriate court following the mediation.  After the expiration of the time period provided in paragraph 7.1 above, the Parties shall have ten (10) business days to pick a mediator to hear the dispute.  If the Parties are unable within ten (10) business days to agree upon a mediator, the Parties shall utilize a mediator selected by JAMS from among its panel of former jurists.  The Parties agree not to initiate any action before any court with respect to such dispute until the earlier of the completion of the mediation or ninety (90) days after the Initiating Party has given written notice of the dispute to the other party.  In the event that mediation is unsuccessful, until the end of a period of sixty (60) days following completion of the mediation or one hundred fifty (150) days following written notice of the dispute, whichever is earlier, no party other than the Initiating Party may bring litigation to resolve the dispute.  The Initiating Party’s choice of forum for such litigation shall be subject to the rights of the other party to challenge the forum for any reason contemplated by the applicable procedural rules and case law.

7.3.         Injunctive Relief.  The Parties agree that nothing in this Agreement shall be construed as precluding injunctive relief following the mediation or otherwise altering the legal standard for the imposition of such relief under the appropriate legal standards.  The Parties further agree that a Party’s participation in, or delays resulting from, the dispute resolution procedures described herein shall not be used either in support of or in opposition to any claim or defense, whether equitable or at law, in any subsequent litigation.

7.4.         Response to Regulatory Agencies.  Nothing in this Section VII precludes any party from complying with any regulatory or legal reporting requirement or otherwise complying with requests of regulatory or administrative agencies that might affect the other party, or objecting to regulatory or administrative agency decisions (e.g. patent opposition proceedings) that might involve any other party.

VIII.        Miscellaneous Provisions

8.1.         Entire Agreement, Modification, Waiver.  This agreement constitutes and contains the entire agreement between the Parties regarding the Litigation and any future disputes subject to provisions of Section VII above, and supersedes any and all prior agreements, representations, negotiations, conversations, correspondence, understanding, and letters, whether oral or written, of any kind or nature, respecting the subject matter hereof.  This Agreement may be amended or modified or one or more provisions hereof waived, only by a written instrument signed by the Parties.  No failure or delay of either party to require performance by the other party of any provision of this Agreement shall in any way adversely affect such party’s right to require full performance of the same or different provisions of this Agreement.  No waiver by one party of a breach of any provision of this Agreement shall constitute a waiver of such party of any succeeding breach of the same or different provisions.

8.2.         Notices.  All notices required or permitted to be given hereunder shall be in writing and shall be deemed delivered (i) upon receipt if delivered by hand, (ii) the next business day after being sent by prepaid, nationally-recognized, overnight air courier, (iii) five (5) business days after being sent by registered or certified airmail, return receipt required, postage prepaid, and (iv) upon transmittal when transmitted by confirmed telecopy (provided that such notice is followed by notice pursuant to any of (i) - (iii) above).  All notices shall be addressed as follows:

If to AMO:

James V. Mazzo

Chairman, President & CEO

Advanced Medical Optics, Inc.

1700 E. St. Andrew Place

Santa Ana, California 92705

Phone:

Facsimile:

with a copy to:

Aimee Weisner

Corporate Vice President, General Counsel and Secretary

Advanced Medical Optics, Inc.

1700 E. St. Andrew Place

Santa Ana, California 92705

Phone:

Facsimile:

If to Alcon:

Cary Rayment

Chairman, CEO & President

Alcon Laboratories, Inc.

6201 South Freeway

Forth Worth, Texas 76134-2099

Phone:

Facsimile:

with a copy to:

Elaine Whitbeck

Senior Vice President & General Counsel

Alcon Laboratories, Inc.

6201 South Freeway

Forth Worth, Texas 76134-2099

Phone:

Facsimile:

8.3.         Confidentiality.  Neither this Agreement, nor any of its terms, shall be disclosed to any person or entity without the prior written consent of all Parties, except that this Agreement and its terms may be disclosed (i) to any insurer, reinsurer, attorney or auditor of the Parties after such person or entity is first advised that the disclosure is subject to the confidentiality provisions of this Agreement; (ii) to any of the Parties’ attorneys, accountants or tax preparers after such person is first advised that the disclosure is subject to the confidentiality provisions of this Agreement; and (iii) to any other person or entity if and to the extent required by any law, court order, rule, regulation, or other public disclosure requirement (including exchange requirements or the NASD’s requirements, as applicable), in the opinion of counsel for the disclosing party.  Any party that makes a disclosure of information about this Agreement under subparagraph (iii) above shall take reasonable measures to maintain the confidentiality of such information.  This Agreement and its terms may also be disclosed by either party in any action or proceeding to enforce the terms of this Agreement or in any other legal action or proceeding in which the terms of this Agreement are relevant, provided that a protective order is sought in advance to prevent any further dissemination and disclosure of this Agreement and its terms.  Notwithstanding the above, the Parties shall formulate mutually acceptable press releases regarding their settlement herein, which the Parties shall be entitled to use freely thereafter.

8.4.         No Admissions By The Parties.

a.             This Agreement is the result of a compromised settlement of disputed claims between the Parties. The Parties agree that this Agreement shall not be construed as an admission or concession of liability, non-liability, responsibility or wrongdoing by any party to this Agreement.

b.             The Parties further agree that this Agreement is not, and shall not be construed as, reflective or adoptive of any particular position, analysis or interpretation as to the facts or nature of any claim.

c.             All actions taken and statements made, whether orally or in writing, by the Parties, or by their respective representatives, relating to this Agreement or participation in this Agreement, including its development and implementation, shall not be not used as evidence for any purpose in any other disputed matter.

8.5.         No Construction Against Any Party.  The wording of this Agreement was reviewed and accepted by legal counsel for each Party before being signed by them, and no party shall be entitled to have any wording of this Agreement construed against any other party in the event of any dispute arising between them in connection with it, whether based on the identity of the drafter or on any other basis.

8.6.         No Assignment of Agreement.  No Party hereto shall assign this Agreement without first obtaining the written consent of the other Parties hereto; provided, however, that consent shall not be required for any assignment of this Agreement by the Parties to an Affiliate, nor shall consent be required for assignment by a Party hereto by merger, sale or transfer of all or substantially all of the assets of its phacoemulsification business, consolidation, or operation of law.  Notwithstanding the foregoing, the provisions of this Agreement that are not yet fully performed at the time of the assignment shall extend to and be binding upon the Parties hereto and their successors and assigns; provided however, that after any assignment under this paragraph 8.6, the obligation to engage in dispute resolution in accordance with Section VII shall only apply between any combination of original Parties and any Affiliates of the Parties with continuing obligations under the Agreement.

8.7.         No General Indemnification.  Except as specifically set forth in paragraph 5.3, the Parties shall not indemnify one another against any acts, deeds, omissions, claims, causes of action or disputes that may arise from this Agreement or from the relationship of the Parties.  Without limiting the foregoing in any manner, neither party warrants any designs, products or methods disclosed by or claimed in their patents licensed to the other party under this Agreement.  In the event that a party patent holder is joined in any action or claim for any physical or economic injury to a third party as a result of a particular licensed patent or design employed by the other party (including without limitation claims alleging a design defect, manufacturing defect, infringement, act of negligence, violation of law, or other wrong), then that party patent holder shall defend itself and pay its own costs, attorneys fees and other expense incurred or brought against the party patent holder.  Nothing in this Agreement shall prevent the party patent holder from seeking a voluntary agreement for indemnity from the licensed party on such terms and conditions as the Parties may mutually agree, however the licensed party is not obligated to undertake any such indemnification.

8.8.         Applicable Law. This Agreement shall be governed by and construed in accordance with the federal laws of the United States and the laws of the State of Delaware without regard to principles of conflicts of law.  This provision is a choice of law provision only and not a choice of forum provision.  The Parties shall not assert in any future litigation that their choice of law makes any forum more or less appropriate than any other forum.

8.9.         Counterparts.  This Agreement may be signed in counterparts, each of which shall be deemed an original, and a copy or facsimile of the fully-executed Agreement shall be as valid as the original.  This Agreement shall be amended only in writing by duly authorized officers of the Parties, which amendment may also be signed in counterparts.  No amendment is required to give notice of a change of address, contact information, or other modifications to the notification provisions of paragraph 8.2; however, any such notice shall be given in accordance with the provisions of paragraph 8.2.

8.10.       No Third-Party Beneficiaries.  Nothing in this Agreement shall confer any rights upon any person or entity not a party to this Agreement.  Nevertheless, this Agreement is binding upon the Parties.

8.11.       Headings.  The headings and captions are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

8.12.       Non-Agency.  Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee, or joint venture relationship between the Parties.  No party shall incur any debts or make any commitments for the other.  There is no fiduciary duty or special relationship of any kind between the Parties to this Agreement.  Each party expressly disclaims any reliance on any act, word, or deed of any other party in entering into this Agreement.

8.13.       Severability.  If any provision or portion of a provision of this Agreement is held by a court of competent jurisdiction to be invalid under any applicable statute or rule of law, such court is authorized to modify such provision to the minimum extent necessary to make it valid, and the remaining provisions or portions of provisions of this Agreement shall in no way be affected or impaired thereby.

8.14.       Costs.  Except as specifically ordered (and already paid) in the Delaware Litigation relating to marking, each party shall bear its own costs and expenses in connection with the Litigation, the preparation of this Agreement, and performance hereunder.  However, in the event of litigation between the Parties concerning i) the scope, enforcement or breach of this agreement; or ii) intellectual property litigation concerning any Phacoemulsification Equipment that either party can in good faith assert is covered by the licenses or covenants of this Agreement, if one party prevails in such litigation by obtaining a Rule 12(b)(6) dismissal, summary judgment, or judgment as a matter of law of all or substantially all claims pleaded, then the prevailing party shall be entitled to recover, and the other party shall pay, all costs and expenses (including without limitation reasonable attorneys’ fees) incurred by the prevailing party in such litigation.

******************************************************************

IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute this Agreement as of the dates below.

ADVANCED MEDICAL OPTICS, INC.

By:	/s/ JAMES V. MAZZO
Name:	James V. Mazzo
Title:	Chairman, President and Chief Executive Officer

Dated this 6 day of July, 2006.

ALCON, INC.

By:	/s/ JOANNE BECK
Name:	Joanne Beck
Title:	General Manager

Dated this 7 day of July, 2006,

And

By:	/s/ STEFAN BASLER
Name:	Stefan Basler
Title:	Finance Manager

Dated this 7 day of July, 2006.

ALCON LABORATORIES, INC.

By:	/s/ CARY RAYMENT
Name:	Cary Rayment
Title:	Chairman of the Board, Chief Executive Officer, and President

Dated this 7th day of July, 2006.

ALCON MANUFACTURING, LTD.

By:	/s/ CARY RAYMENT
Name:	Cary Rayment
Title:	Chairman and Chief Executive Officer

Dated this 7th day of July, 2006.